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                                  EXHIBIT 5(C)

     AMENDMENT TO INVESTMENT ADVISORY MANAGEMENT SERVICES AGREEMENT


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                       INVESTMENT ADVISORY AND MANAGEMENT
                               SERVICES AGREEMENT
                       FBL VARIABLE INSURANCE SERIES FUND
                       AMENDMENT TO MANAGEMENT FEE SCHEDULE
                            EFFECTIVE MAY 1, 1997


Amendment effective May 1, 1997 to the Investment Advisory and Management Services Agreement dated April 6, 1987 between FBL Variable Insurance Series Fund and FBL Investment Advisory Services, Inc. ("FBLIAS"). Pursuant to a resolution adopted by the Board of Trustees on November 7, 1996, FBLIAS wishes to reduce the management fee rate for the Value Growth, High Yield Bond, Managed and Money Market Portfolios of the Fund.

The fee schedule in paragraph 7 is hereby amended to reflect the reduction in management fees as follows:

                                     AVERAGE DAILY NET ASSETS
                                  FIRST       SECOND       OVER
                                  $200        $200         $400
         PORTFOLIO               MILLION     MILLION      MILLION
         ---------               -------     -------      -------
Managed                           0.45%       0.45%        0.45%
Value Growth                      0.45%       0.45%        0.40%
High Yield Bond                   0.45%       0.45%        0.40%
High Grade Bond                   0.30%       0.275%       0.25%
Money Market                      0.25%       0.25%        0.25%
Blue Chip                         0.20%       0.20%        0.20%


The parties hereto have caused this amendment to be executed and delivered by the persons designated below on November 7, 1996 to become effective as of the day and year first written above.

FBL INVESTMENT ADVISORY                FBL VARIABLE INSURANCE
SERVICES, INC.                         SERIES FUND


By: /s/ Richard D. Warming             By: /s/ Edward M. Wiederstein
   ---------------------------            ---------------------------
      President                             President


Attest: /s/ Dennis M. Marker           Attest: /s/ Richard D. Harris
       -----------------------                -----------------------
        Secretary                              Secretary